EXHIBIT 99.1

Contacts: Investors: Risa Fisher rfisher@webmd.net 212-624-3817	Media: Jennifer Meyer jmeyer@webmd.net 212-624-3912
WebMD Announces Third Quarter Financial Results
Revenue Increases 22% to $45.1 Million
WebMD to Acquire Conceptis Technologies
New York, NY (November 1, 2005) — WebMD Health Corp. (NASDAQ: WBMD) today announced financial results for the three months ended September 30, 2005.
Financial Summary
Revenue for the third quarter was $45.1 million compared to $37.0 million a year ago, an increase of 22.0%. Earnings before interest, taxes, depreciation, amortization and other non-cash items for the third quarter was $9.1 million or $0.19 per share compared to $8.4 million or $0.17 per share a year ago. Net income for the third quarter was $4.1 million or $0.09 per share compared to $4.8 million or $0.10 per share a year ago. The prior year results include $3.0 million in revenue and earnings from the content syndication agreement with News Corp. which expired in January 2005. If this syndication revenue were excluded, earnings before interest, taxes, depreciation, amortization and other non-cash items and net income for the third quarter would have increased by 68% and 135%, respectively, over the prior year period.
As of September 30, 2005, WebMD had approximately $41 million of cash and $129 million stock subscription receivable which represents the net proceeds from the initial public offering that closed on October 4, 2005.
Wayne Gattinella, President and Chief Executive Officer of WebMD, said, “Our third quarter financial results reflect our continued leadership in each of the online markets we serve. We will be implementing several technology initiatives in the coming quarters that will further our market leadership and support our future scalability.”
Operating Highlights
WebMD continued to grow its leadership in the public health portals market. Traffic to the WebMD Network reached 24.8 million unique monthly users during the September 2005 quarter, accessing more than 560 million total pages, increases of approximately 10% from a year ago. A total of 314,000 continuing medical education programs were completed on Medscape, an increase of 40% over the prior year.
WebMD also strengthened its private health portals business by expanding the number of employees, retirees and health plan members who have access to its Health and Benefits Platform. Over the last sixty days, prominent employers, including IBM, Cisco Systems, Inc., MasterCard International, Shell Oil Company and The Hartford Financial Services Group, Inc., and large health plans, including WellPoint and Horizon BCBSNJ implemented WebMD’s platform. Additionally, during this time, WebMD implemented its first comprehensive program for a state government employer. Employees of the State of North Carolina now have access to WebMD’s Health and Benefits Platform as well.

Online Services revenue was $39.2 million for the third quarter compared to $31.5 million in the prior year period, an increase of 24.4%. Advertising, promotion and sponsorship revenues increased 24.2%. Private portal licensing revenues increased 112.7%, which includes $2.2 million in revenues from the March 2005 acquisition of HealthShare. Excluding the $2.2 million, private portal licensing revenues increased 61%. These increases were offset by the decline in content syndication and other revenue primarily related to the expiration of an agreement with News Corp. in January 2005. Earnings before interest, taxes, depreciation, amortization and other non-cash items was $7.8 million compared to $6.3 million in the prior year. The $6.3 million in the prior year period results includes $3.0 million from the content syndication agreement with News Corp.
Publishing Services revenue was $5.9 million for the third quarter compared to $5.4 million in the prior year period, an increase of 7.7%, driven by the launch of WebMD the Magazine. Earnings before interest, taxes, depreciation, amortization and other non-cash items was $1.3 million compared to $2.1 million in the prior year period.
Acquisition of Conceptis Technologies Inc.
WebMD announced today that is has signed an agreement to acquire Conceptis Technologies Inc., a Montreal-based provider of online and offline medical education and promotion aimed at physicians and other healthcare professionals for $19 million in cash. Conceptis has been successful in developing a strong online presence in the cardiology community and is highly respected for the depth and breadth of content contained on its flagship site www.theheart.org.
With the combination of two of the leading cardiology channels on the Internet, Medscape Cardiology and www.theheart.org, WebMD is well positioned to further its lead and penetration in this high value segment of medical marketing. The closing of the acquisition is subject to standard closing conditions, including the receipt of shareholder approval by the shareholders of Conceptis. The acquisition is expected to close in December.
Financial Guidance
A schedule outlining the Company’s financial guidance is being furnished as an exhibit to a Current Report on Form 8-K being filed by the Company today with the Securities and Exchange Commission.
Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss these results at 4:45 pm (eastern) on November 1, 2005. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (NASDAQ: WBMD) is a leading provider of health information services to consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of Emdeon Corporation (NASDAQ: HLTH).
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; relationships with customers and strategic partners; difficulties in integrating acquired businesses;

and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.
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This press release includes both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as non-GAAP financial measures. The non-GAAP financial measures include: our earnings before interest, taxes, depreciation, amortization and other non-cash items; and related per share amounts. We believe that those non-GAAP measures, and changes in those measures, are meaningful indicators of our company’s performance and provide additional information that our management finds useful in evaluating such performance and in planning for future periods. Accordingly, we believe that such additional information may be useful to investors. The non-GAAP financial measures should be viewed as supplemental to, and not as an alternative for, the GAAP financial measures. The tables attached to this press release contain historical GAAP financial measures and a reconciliation between historical GAAP and non-GAAP financial measures. We are filing a Current Report on Form 8-K today furnishing this press release as an exhibit. Exhibit 99.3 furnished with that Current Report includes a reconciliation of certain forward-looking non-GAAP information to GAAP financial information.
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WebMD®, WebMD Health® and Medscape®, are trademarks of WebMD Health Corp. or its subsidiaries.